                              EMPLOYMENT AGREEMENT
                              --------------------


         AGREEMENT made this 31st day of July 1997, between USA Detergents, Inc., a Delaware corporation with its principal office at 1735 Jersey Avenue, North Brunswick, New Jersey 08902 (the "Company"), and Giulio Perillo (the "Executive"), residing at 2085 Grantham Road, Berwyn, Pennsylvania 19312.

         WHEREAS, the parties desire to enter into this Agreement in order to assure the Company of the services of the Executive and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations and covenants contained herein, the parties hereto agree as follows:

         1. Duties. The Company shall employ the Executive, and the Executive shall serve, as President and Chief Operating Officer of the Company during the Employment Term (as hereinafter defined). During the Employment Term, the Executive shall perform such duties and functions as the Company's Board of Directors or Chief Executive Officer shall from time to time determine and the Executive shall comply in the performance of his duties with the policies, and be subject to the direction, of the Board of Directors and the Chief Executive Officer of the Company.

         Except as may be expressly otherwise consented to in writing by the Board of Directors or the Chief Executive Officer of the Company, the Executive covenants and agrees to and shall devote his full working time, attention and efforts toward the

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performance of his duties and responsibilities hereunder. The Executive shall not, directly or indirectly, without the prior consent of the Company's Board of Directors, as owner, partner, joint venturer, stockholder, employee, consultant, corporate officer or director, engage or become financially interested in, or be concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which even if non-interfering, may be inimical or contrary to the best interests of the Company.

         2. Term.

              a. The term of this Agreement and the term of employment (the "Employment Term") of the Executive shall commence on August 4, 1997 and continue for three years therefrom (the "Termination Date") unless sooner terminated in accordance with the terms hereof; provided, however, that the Termination Date (and, consequently, the Employment Term) shall be extended automatically for successive one year periods unless either party hereto gives the other such party written notice of its or his intention to terminate this Agreement thirty (30) days prior to the Termination Date (or, if applicable, any extension of the Termination Date).

              b. In the event the Company terminates this Agreement for any reason other than cause (as defined in Section 5 hereof), the permanent disability (as defined in Section 6 hereof) of the Executive, or the death of the Executive, the parties hereto agree that damages to the Executive shall be difficult to ascertain in any such event, but in order to limit the liability of the Company in any such event, the Executive shall be entitled to receive as liquidated damages and not as a penalty, and the Company shall pay to the Executive, the lesser of (i) the then effective base salary of the

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Executive, for a period of one year from any such date of termination or (ii)
the entire amount of the base salary remaining due and payable from any such date of termination to the expiration of this Agreement, in either such instance to be paid ratably over the remaining term of the Agreement; provided, however, that (x) if such termination occurs during the 18 months following a Change in Control of the Company (as defined in subparagraph (d) of this Section 2), or (y) the Executive terminates this Agreement within 12 months of the Change in Control of the Company as a result of a material change in the Executive's position with the Company or a significant modification to the Executive's working conditions or terms of employment with the Company, the Executive shall be paid, in lieu of the amount referred to in the first part of this first sentence of Section 2(b), an amount equal to the sum of (A) the then effective annual base salary of the Executive PLUS (B) an amount equal to the bonus, if any, paid by the Company to the Executive pursuant to Section 3 hereof for the Employment Term year immediately preceding the Employment Term year in which such termination occurs. Any amounts so paid to the Executive pursuant to the provisions of this Section 2(b) and, if applicable, Sections 2(c) and 3(d) hereof, shall be in lieu of any and all other payments due and owing to the Executive under the terms of this Agreement or otherwise. In the event that the Company terminates this Agreement for cause (as defined in Section 5 hereof), the permanent disability of the Executive ( as defined in
Section 6 hereof) or the death of the Executive, or the Executive terminates this Agreement for any reason other than for the reason (and during the time period) set forth in the last proviso of the immediately preceding sentence, the Executive shall not be entitled to receive any further payment hereunder

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other than (i) for accrued but unpaid compensation and (ii), in the case of the
Executive's death, pursuant to the term life insurance policy expected to be maintained by the Company in accordance with Section 3(h) hereof.

              c. In addition to any compensation to which the Executive may be entitled under subparagraph (b) of this Section 2 or under Section 3 hereof, upon the consummation of a transaction or transactions constituting a Change in Control of the Company in which the consideration paid to all stockholders of the Company equals or exceeds $10 per share of the Company's common stock, $.01 par value per share (the "Common Stock"), the Executive shall be entitled to receive an amount (hereinafter referred to as the "Change in Control Amount") equal to the applicable dollar amount set forth in the following table:

          Consideration                                            Change in
          Paid Per Share                                        Control Amount
          --------------                                        --------------

less than $10                                                              0

$10 or more, but less than $12.50                                   $125,000

$12.50 or more, but less than $15                                   $250,000

$15 or more, but less than $17.50                                   $325,000

$17.50 or more, but less than $20                                   $500,000

$20 or more, but less than $22.50                                   $625,000

$22.50 or more, but less than $25                                   $700,000

$25 or more                                                       $1,000,000

For all purposes of this Section 2(c), the consideration per share of Common Stock to be paid to the stockholders of the Company shall be appropriately adjusted for any stock splits, stock dividends or similar recapitalization events with respect to the Common Stock.

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         The "Change in Control Amount" shall be comprised of, (i) the amount paid to the Executive pursuant to the provisions of Section 2(b) hereof, if applicable, PLUS (ii) at the Company's sole discretion, either (a) the "dollar value equivalent" of any Option Shares (as defined in Section 3(d) hereof) which are then exercisable (including any Option Shares as to which the Company accelerated the vesting schedule so that on or before the Change in Control of the Company such Option Shares are exercisable) or (b) a cash payment, or (c) any combination of either thereof. For purposes of computing the "Change in Control Amount" received by the Executive, the "dollar value equivalent" of any Option Shares shall be equal to the difference between (x) the consideration per share paid to the Company's stockholders in connection with the Change in Control of the Company and (y) the Exercise Price (as defined in Section 3(d) below) of such Option Shares which are then exercisable (including any Option Shares as to which the Company accelerated the vesting schedule so that on or before the Change in Control of the Company such Option Shares are exercisable).

         For purposes of this Section 2(c), the term "consideration" means the aggregate amount of cash and the value of securities or assets received by the Company or its securityholders in the transaction or transactions constituting a Change in Control of the Company. For purposes of computing the value of the consideration, the value of securities and other property shall be determined as follows:

                   (i) the value of securities (whether debt or equity) that are traded on a national securities exchange shall be the last closing price prior to the closing date of the Change in Control of the Company;

                   (ii) the value of securities that the principal market for which is over-the-counter (whether debt or equity) shall be the arithmetic mean between the last bid and asked prices prior to the closing date of the Change in Control of the Company;

                   (iii) the value of other securities, property and services shall be the fair market value as of the closing date of the Change in Control of the Company as determined by the Board of Directors of the Company.

If any part of the consideration payable in the Change in Control of the Company consists of contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any amounts to be paid to the Executive relating to such contingent payments shall be payable only upon receipt by the Company or its securityholders of such contingent payments.

              d. A "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock, would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, at the time of the execution of this Agreement, does not own 5% or more of the Company's outstanding Common Stock, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the outstanding Common Stock other than pursuant to a plan or arrangement entered into by such

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person and the Company, or (iv) during any period of two consecutive years commencing on the date hereof, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         3. Base Compensation.

              a. Salary. In each of the three years of the Employment Term, the Executive shall receive a base salary at the rate of $190,0000 per annum as well as such bonuses as may be authorized from time to time by the Board of Directors. The Executive's salary shall be payable in installments in accordance with the Company's normal salary payment policies, and shall be subject to such payroll deductions as are required by law or applicable employee benefit programs.

              b. Bonus. The Company presently has a bonus program, pursuant to which certain employees of the Company receive a percentage of the operating gross margin (the "OGM Plan") of the Company, to the extent such operating gross margin exceeds ten percent. It is understood and agreed that the Company, in its sole discretion, may amend or terminate the OGM Plan or replace the OGM Plan with an alternative bonus or other incentive program, and that the only bonuses to which the Executive shall be entitled are those bonuses which may be authorized by the Board of Directors under subparagraph (a) of this Section 3.

              c. Expenses. In addition to the base salary provided for in
Section 3(a) hereof, the Company shall reimburse the Executive, upon presentation by the

Executive of suitable documented expense accounts, for any reasonable travel or other out-of-pocket business expenses incurred by the Executive in rendering the services hereunder on behalf of the Company and which are incurred pursuant to the Company's expense reimbursement policies; provided, however, it is understood and agreed that, in part as a result of the Executive's being provided with an automobile allowance hereunder (Section 3(f)), the Executive shall not be entitled to any reimbursement for his commuting expenses or other related automotive expenses (e.g., gasoline, tolls, repairs, insurance, depreciating value, etc.). The Executive shall comply with restrictions and shall keep records in compliance with the Company's policy and procedures related to travel and entertainment expenses, and as may be otherwise required for tax or accounting purposes.

              d. Stock Option Plan. The Executive shall be entitled to participate in the Company's 1995 Stock Option Plan (the "Plan"). Under the Plan, the Executive shall receive an option (the "Option") to purchase 90,000 shares of Common Stock (the "Option Shares"), available for issuance under the Plan at an exercise price (the "Exercise Price") equal to the per share price of the Common Stock on the Nasdaq National Market on the date of the grant (or, if later, the first date that the Executive is employed by the Company). Except as specifically provided otherwise herein, the Option will become exercisable in accordance with the following schedule based upon the period of the Executive's continuous employment with the Company following the date hereof:

                             Incremental Fraction          Cumulative Fraction
Period of Continuous               of Option                    of Option
 Employment/Service               Exercisable                  Exercisable
 ------------------               -----------                  -----------

  Less than 1 year                     0                            0

       1 year                         1/3                          1/3

      2 years                         1/3                          2/3

  3 or more years                     1/3                         100%


; provided, however, that upon a Change in Control of the Company prior to the first anniversary of the date hereof, the initial one-third (1/3) of the Option (i.e., 30,000 shares) shall immediately vest and be exercisable in accordance with the terms of the option agreement to be entered into between the Company and the Executive, regardless of the Executive's continued employment with the Company subsequent to such Change in Control of the Company.

              e. Vacations. The Executive shall be entitled to up to four weeks of paid vacation in each calendar year, which vacation time shall vest on a pro-rata basis during the calendar year. The Executive shall also be entitled to the same standard paid holidays given by the Company to senior executives generally, all as determined from time to time by the Board of Directors of the Company or an appropriate committee thereof. Vacation time shall not cumulate from year to year.

              f. Automobile. During the Employment Term, the Executive shall be entitled to an automobile allowance of an aggregate of up to $10,000 per twelve month period, to be paid on a monthly basis.

              g. Health and Disability Insurance. The Executive shall be entitled to the same health and disability insurance given by the Company to senior executives generally, all as determined from time to time by the Board of Directors of the Company or an appropriate committee thereof.

              h. Term Life Insurance. To the extent you are in good health and can be insured in the normal course, the Company shall purchase and maintain a term life insurance policy on the life of the Executive, in the amount of $200,000, naming the individuals designated by the Executive as the beneficiaries thereof.

         4. Place of Performance. In connection with his employment by the Company, and except for travel required for Company business, the Executive shall be based at the principal executive offices of the Company, presently located in the North Brunswick, New Jersey area or, from time to time, at the discretion of the Company, at other locations utilized by the Company which are located within 50 miles of the Company's present executive offices.

         5. Termination by the Company. The Company may terminate this Agreement at any time, upon notice by the Company to the Executive, for cause or for any other reason which would not constitute cause. Termination by the Company for "cause" shall mean termination because of: (a) Executive's refusal to perform, or continual neglect of, his duties or obligations hereunder (other than breaches of the covenants set forth in Sections 1, 7 and 8 hereof which events are governed by clause (f) below); (b) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries or which constitutes a felony in the jurisdiction involved, (c) Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, would constitute a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved, (d) any attempt by Executive to improperly secure any personal profit in connection with the business of the Company or any of its subsidiaries, (e) chronic alcoholism or drug addiction or
(f) any breach by Executive of any of the terms of Section 1, 7 or 8 of this Agreement.

         6. Death; Disability. If the Executive shall die or become "permanently disabled" during the term of this Agreement, this Agreement and all benefits hereunder shall terminate, except that such termination shall not affect any vested rights which the Executive may have at the time of his death pursuant to any insurance or other death benefit plans or arrangements of the Company, which rights shall continue to be governed by the provisions of such plans and agreements. For the purposes of this Agreement, the Executive shall be deemed to be "permanently disabled" if, during the term hereof, because of ill health, physical or mental disability, or for other causes beyond the Executive's control, the Executive shall have been unable or unwilling, or shall have failed to perform his duties hereunder for ninety (90) consecutive days or for a total period of one hundred twenty (120) days in any twelve month period during the term of this Agreement, whether consecutive or not. Notwithstanding anything to the contrary contained herein, during any period that the Executive fails to perform his duties hereunder as a result of his disability (but prior to the termination of this Agreement as a result of such disability), (i) the Executive shall continue to receive his full salary at the rate then in effect and all benefits provided herein, provided that payments made to the Executive pursuant to this Section 6 shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under any disability benefit plan or program of, or provided by, the Company and (ii) the Company shall have the right to hire any other individual or individuals to perform such duties and functions as the Company shall desire, including those duties heretofore performed by the Executive.

         7. Protection of Confidential Information.

              a. The Executive acknowledges that his employment by the Company will, throughout the term of this Agreement, bring him in contact with many confidential affairs of the Company not readily available to the public, and plans for future developments. In recognition of the foregoing, the Executive covenants and agrees that he will not, directly or indirectly, use or intentionally disclose or permit to be known to anyone outside of the Company any confidential matters of the Company, except with the Company's prior written consent or as required by court order, law or subpoena, or other legal compulsion to disclose.

              b. All information and documents relating to the Company shall be the exclusive property of the Company and the Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of the Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in the Executive's possession or control shall be returned and left with the Company.

              c. The Executive will execute the form of "USA Detergents, Inc. Non-Disclosure and Non-Solicitation Agreement" in the form of Exhibit A hereto, all the terms and provisions of which are incorporated herein as if fully set forth herein.

         8. Covenant Not To Compete.

              a. The Executive agrees that during his employment by the Company (which shall be deemed to include the period during which the Executive is receiving any severance payments, as set forth in Section 2 hereof) and for the twenty-four months immediately following the Employment Term (including any extensions thereof, as provided herein), the Executive shall not either directly or indirectly, whether by establishing a new business or by joining an existing one, and whether as a principal, employee, stockholder, officer, director, broker, agent, consultant, corporate officer, licensor or in any other capacity, compete with the Company or become associated with a business enterprise which competes with any business operation of the Company, or any business operation of the Company planned prior to the Executive's termination of employment, in the geographical areas in which the Company is then doing or proposes to do business during such twenty-four month period; provided, however, that if the Company terminates this Agreement without cause (as defined in Section 5 hereof), Executive shall not be subject to the provisions of this Section 8.

              b. The Executive and the Company intend that this covenant not to compete shall be construed as a series of separate covenants, one for each county and each product line. If, in any judicial proceeding, a court shall refuse to enforce any one or more of the separate covenants deemed included in subsection (a) of this Section 8, then such unenforceable covenant shall be deemed severed from this Agreement for the purposes of such judicial proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

              c. The Executive acknowledges that the Company conducts business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in this Section 8 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

              d. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

         9. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and shall be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

         10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor or three days after being mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:     Giulio Perillo
                                  2085 Grantham Road
                                  Berwyn, Pennsylvania 19312

         If to the Company:       1735 Jersey Avenue
                                  North Brunswick, New Jersey  08902
                                  Attention:  Frederick J. Horowitz

         With a copy to:          Sheldon G. Nussbaum, Esq.
                                  Fulbright & Jaworski L.L.P.
                                  666 Fifth Avenue
                                  New York, New York  10103

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers of the Company as may be specifically designated by its Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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

         13. Entire Agreement. This Agreement (together with the exhibit attached hereto) sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto or any predecessor of any party hereto.

         14. Non-Assignability. This Agreement is entered into in consideration of the personal qualities of the Executive and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of Company. It is expressly understood and agreed that this Agreement, and the rights accruing and obligations owed to the Company hereunder, and the obligations to be performed by the Company hereunder, may be assigned by the Company to any of its successors or assigns.

         15. Equitable Relief. The Executive recognizes that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by the Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

         16. Choice of Law. This Agreement is to be governed by and interpreted under the laws of the State of Delaware without regard to its conflict of laws principles.

         17. Representations And Agreements of the Executive. (a) The Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

         (b) The Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Executive's inclusion in any insurance or fringe benefit plan or program as the Company shall determine from time to time to obtain, or in connection with, in the Company's sole discretion, the Company's obtaining life insurance for its benefit on the life of the Executive.

         18. Survival. The termination of the Executive's employment hereunder shall not affect the enforceability of Sections 2, 3, 7, 8, 9, 15, 16 and 17 hereof.

         19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         20. Headings. The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first-above written.

                                            USA DETERGENTS, INC.


                                            By: /s/ Uri Evan
                                               ---------------------------


                                            EXECUTIVE


                                            /s/ Giulio Perillo
                                            ------------------------------
                                            GIULIO PERILLO